EXHIBIT 5

                     OPINION AND CONSENT OF ROGER A. KELLER

         I have examined the Registration Statement on Form S-8 to be filed by Mallinckrodt Inc. (the "Corporation") with the Securities and Exchange Commission under the Securities Act of 1933 covering 1,500,000 shares of Common Stock, par value $1.00 per share, of the Corporation (the "Shares") for use under the Corporation's Employee Stock Purchase Plan (the "Plan").

         I have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as I have deemed necessary or appropriate in order to give the opinion expressed herein.

         Upon the basis of the foregoing, I am of the opinion that when the Shares have been duly delivered against payment therefor, as contemplated by the Plan, the shares will be legally issued, fully paid and, except as may be otherwise provided in Section 630 of the New York Business Corporation Law, non-assessable.

         I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

                                                 By:

                                                 ROGER A. KELLER

                                                 /s/ Roger A. Keller
                                                 -------------------------------
St. Louis, MO
November 15, 1999